Exhibit 10.2

                              Employment Agreement

         This Employment Agreement (the "Agreement"), is made and entered into as of September 22, 2003 by and between Kellogg Company, a Delaware corporation (the "Company"), and Alan Harris ("Employee").

         WHEREAS, the Company has entered into a previous agreement with Employee by letter dated July 26, 2000 (the "Letter Agreement") setting out terms and benefits in the event of the termination of Employee's employment;

         WHEREAS, the Company and Employee desire by this Agreement to terminate the Letter Agreement and set forth the terms of certain benefit arrangements with Employee;

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, agree as follows:

1. Title and Employment Duties. Employee shall be an Executive Vice President of the Company. Employee also shall serve in one or both of the following positions at the discretion of the Company's Chief Operating Officer ("COO"): (i) the President of Kellogg International, and (ii) Chief Marketing and Customer Officer - as such duties and responsibilities have been discussed by the Employee and the COO.

2. Compensation. Employee shall be paid a base salary at the rate of $560,500.00 per year during the term of this Agreement, payable in accordance with the Company's customary policies. Such salary shall be subject to periodic review and increase in accordance with standard salary review procedures of the Company. Employee shall also be entitled to participate in such employee health, welfare and other benefit plans including, but not limited to, the Annual Incentive Plan and the Executive Performance Plan ("EPP"), as are made available generally to executives of Employee's level, subject to the Company's right to amend, modify or terminate any such plan in accordance with its terms.

3. Pension Credit. Employee will be granted a total of six years of pension service credit (i.e., approximately 2.5 years of actual service plus 3.5 years of additional service) if he works through December 31, 2005. For avoidance of doubt, for each additional full year of service performed after December 31, 2005, Employee will be entitled to one year of pension service credit. Accordingly, if (i) Employee is employed hereunder through December 31, 2005, and (ii) Employee's employment is terminated before he reaches the age of 55, upon reaching the age of 55, Employee shall be entitled to a pension calculated using 25 years (plus any additional years earned pursuant to the preceding sentence) of service credit and deeming Employee to have achieved the age of 55 at the time he left the Company's employment.

4.   Termination.

     a. If Employee's employment is terminated by reason of Employee's death or disability, Employee or Employee's estate shall be entitled to receive benefits provided for under the Company's general policy for such events and, if such termination occurs after December 31, 2005, the benefits specified in paragraph 3 hereof.

     b. The Company may terminate Employee's employment under this Agreement for "Cause." Termination for "Cause" means termination by the Company because of (i) theft, embezzlement, or fraud by Employee pursuant to which the Company has suffered a loss, or conspiracy by Employee to commit any of the foregoing, (ii) incapacity on the job by reason of Employee's abuse of alcohol or drugs, (iii) commission by Employee of a crime involving moral turpitude, or an act of dishonesty by Employee in connection with the performance of Employee's duties hereunder,
          (iv) a willful and knowing violation by Employee of any law or regulation respecting the business of the Company, (v) a breach of any fiduciary duty owed by Employee to the Company in any material respect, (vi) breach by Employee of any of the provisions of this Agreement in any material respect, or (vii) failure of Employee to perform his duties in any material respect as required under this Agreement; provided, however, that in the case of clauses (vi) and
          (vii) hereof, if such breach or failure is capable of being cured within thirty (30) days, the Company must provide written notice of such breach or failure within thirty (30) days of its discovery thereof, and Employee must have thirty (30) days from such written notice to cure such breach or failure. Upon termination of this Agreement pursuant to this paragraph 4.b., Employee shall be entitled to receive any salary earned and not paid up to the date of termination, which shall be subject to set-off to the maximum extent permitted by law if the Company has encountered a loss by reason of the action permitting the Company to terminate Employee for Cause, and, notwithstanding any other paragraph herein, Employee shall not be entitled to any further compensation. For avoidance of doubt, if Employee's employment is terminated pursuant to this paragraph 4.b., Employee shall forfeit any benefits described in paragraph 3 of this Agreement.

     c. The Company may at any time terminate Employee's employment without Cause, provided that the Company shall provide Employee with (i) severance benefits as provided by the Kellogg Company Severance Benefit Plan, as amended from time to time (the "Severance Plan"), provided that Employee is eligible for receipt of such benefits as provided for by the Severance Plan (e.g., Employee has delivered a full release of the Company), and (ii) pension credit as provided in paragraph 3 hereof as though Employee had worked through December 31, 2005.

     d. Employee may at any time terminate Employee's employment for "Good Reason." Termination for "Good Reason" means termination by Employee because of (i) a reduction in Employee's base salary or target bonus percentage (i.e., 75%) under the Annual Incentive Plan, as in effect from time to time or failure to be included as a participant in the 2004 or 2005 EPP, provided such plan(s) exist, (ii) the Company's failure to provide any fringe benefit plan or substantially similar benefit or compensation plan which has been made generally available to other management employees of the Company; provided, however, that nothing in this clause shall be construed to constrain the Company from amending or eliminating any benefit or compensation plan; (iii) a breach by the Company of its obligations to Employee under this Agreement in any material respect, or (iv) a material reduction in Employee's responsibilities or duties as in effect immediately prior to such change, provided however, that in the case of each of clauses
          (i) through (iv) hereof, Employee must provide written notice of any such alleged action of the Company within thirty (30) days of the date Employee knew of such action and the Company shall have thirty (30) days from such written notice to cure such action. If Employee terminates his employment for Good Reason prior to January 1, 2005, he shall be entitled to (i) severance benefits as provided by the Severance Plan, provided that Employee is eligible for receipt of such benefits as provided for by the Severance Plan (e.g., Employee has delivered a full release of the Company), and (ii) pension credit as provided in paragraph 3 hereof as though Employee had worked through December 31, 2005.

     e. If Employee terminates his employment for Good Reason after January 1, 2005, he (i) shall be entitled to pension credit as provided in paragraph 3 hereof as though he had worked through December 31, 2005, but (ii) shall not be entitled to any benefits under the Severance Plan under this Agreement and shall be treated for all purposes (other than as provided by the immediately preceding clause (i)) as though he had terminated his employment voluntarily without Good Reason.

     f. Employee may at any time terminate his employment without Good Reason, in which case he shall be entitled to receive (i) such benefits as the Company makes generally available to employees who have voluntarily terminated their employment and (ii) if such termination occurs after December 31, 2005, the benefits specified in paragraph 3 hereof.

          Notwithstanding the foregoing, if during the period commencing December 1, 2003 and ending April 30, 2004, the Chief Operating Officer receives written notice from Employee of his desire to terminate his employment without Good Reason, (i) Employee shall continue to fulfill his duties through, and Employee's employment shall terminate on, the earlier of (x) September 30, 2004 or (y) the date Employee obtains alternative employment (for purposes of this paragraph 4(f), the "Termination Date"); (ii) Employee shall not have the right to terminate Employee's employment for "Good Reason"; and
          (iii) provided Employee is not terminated by the Company for Cause prior to the Termination Date, Employee shall be entitled to receive the following: (i) salary and continued participation in employee health, welfare and other benefit plans through September 30, 2004;
          (ii) a target bonus under the 2004 Annual Incentive Plan prorated through September 30, 2004, payable at the time executives of the Company receive 2004 bonus payments; and (iii) commencing October 1, 2004, severance benefits as provided by the Severance Plan, provided that Employee is eligible for receipt of such benefits provided for by the Severance Plan (e.g., Employee has delivered a full release of the Company); provided, however, Employee shall not be entitled to the pension credit described in paragraph 3 hereof.

     g. Notwithstanding any other provision in this Agreement, if (i) Employee's employment is terminated prior to December 31, 2005, and
          (ii) at the time of such termination, Employee qualifies for benefits under Section 5 of the Employment Agreement between Employee and the Company dated July 26, 2000 (the "Change of Control Agreement"), then
          (i) Employee shall vest in the benefits described in paragraph 3 on December 31, 2005, (ii) this Agreement shall otherwise be deemed null, void and of no further force or effect, and (iii) Employee shall be entitled to receive the benefits set forth under the Change of Control Agreement; provided, however, the lump sum payment in Section 5(1)(C) of the Change of Control Agreement shall be reduced as set forth below. The time period used to calculate the lump sum payment shall be changed from (i) "three years after the Date of Termination," to (ii) "three years after the Date of Termination minus the time period between the Date of Termination and December 31, 2005." For example, if Employee's employment is terminated on December 31, 2004, and Employee is entitled to benefits under Section 5 of the Change of Control Agreement, (i) Employee would be credited with 6 years of service on December 31, 2005, and (ii) under Section 5(1)(C) of the Change of Control Agreement, Employee would receive a lump sum amount equal to the actuarial equivalent of the benefit that he would have received for 2 years (as opposed to three years) of additional participation under the Company's relevant retirement plans.

5.   Covenants and Release.

     a. Non-compete. (i) For a period of two years beginning with the date Employee's employment with the Company ends (the "Restricted Period"), Employee shall not:

          A. directly or indirectly, accept any employment, consult for or with, or otherwise provide or perform any services of any nature to, for or on behalf of any person, firm, partnership, corporation or other business or entity that manufactures, produces, distributes, sells or markets any of the Products (as hereinafter defined) in the Geographic Area (as hereinafter defined), including, but not limited to, General Mills (including, but not limited to, Pillsbury), Kraft (including, but not limited to, Post and Nabisco), PepsiCo (including, but not limited to, Quaker and Frito Lay), Malto Meal, Ralcorp, Nestle, Parmalat, Campbell's, Danone and/or any other company that operates a cereal, cookie or cracker business.

          B. directly or indirectly, permit any business, entity or organization which Employee, individually or jointly with others, owns, manages, operates, or controls, to engage in the manufacture, production, distribution, sale or marketing of any of the Products in the Geographic Area.

               (ii) For purposes of this Paragraph 5(a).

                    A. the term "Products" shall mean ready-to-eat cereal products, toaster pastries, cereal bars, granola bars, frozen waffles, crispy marshmallow squares, cookies, crackers, ice cream cones, any other grain-based convenience food, fruit snacks, or meat substitutes;

                    B. the term "Geographic Area" shall mean any country in the world where the Company manufactures, produces, distributes, sells or markets any of the Products at any time during the applicable Restricted Period; and

     b. Non-solicitation. Employee agrees that during his employment and thereafter for a period of two years beginning with the date his employment with the Company ends, Employee shall not, without the prior written consent of the General Counsel of the Company, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous year an officer, director, representative, agent or employee of the Company.

     c. Non-Disparagement. Employee agrees not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, or their officers, directors, attorneys, agents and employees. Certain Company Executives (as defined herein) agree not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation of Employee. For purposes of this Paragraph, "Certain Company Executives" means Carlos Guiterrez, David MacKay, Gary Pilnick, John Bryant, Celeste Clark, King Pouw, and Larry Pilon for that period of time such individuals are employees of the Company.

     d. Preservation of Company Confidential Information. Employee agrees that he shall not (without first obtaining the prior written consent in each instance from the Company) during the term of this Agreement or thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation, any information received directly or indirectly from the Company or acquired or developed in the course of Employee's employment, including, by way of example only, ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company.

     e. Release. In consideration of the compensation and benefits provided pursuant to this Agreement, the sufficiency of which is hereby acknowledged, Employee, for Employee and for any person who may claim by or through Employee, irrevocably and unconditionally releases, waives and forever discharges the Company and its past, present and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents and employees, from any and all claims or causes of action that Employee had, has or may have, known or unknown, relating to Employee's employment with the Company up until the date of this Agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Employee Retirement Income Security Act; claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business injury of any kind; and any and all other claims to any form of legal or equitable relief, damages, compensation or benefits (except rights Employee may have under the Employee Retirement Income Security Act of 1974 to recover any vested benefits), or for attorneys fees or costs. Employee additionally waives and releases any right Employee may have to recover in any lawsuit or proceeding against the Company brought by Employee, an administrative agency, or any other person on Employee's behalf or which includes Employee in any class.

6.   Miscellaneous.

     a. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law.

     b. Controlling Law and Venue. Employee agrees that the laws of the State of Michigan shall govern this Agreement. Employee also agrees that any controversy, claim or dispute between the parties, directly or indirectly, concerning this Agreement or the breach of thereof shall only be resolved in the Circuit Court of Calhoun County, or the United States District Court for the Western District of Michigan, whichever court has jurisdiction over the subject matter thereof, and the parties hereby submit to the jurisdiction of said courts.

     c. Entire Agreement; Amendment. Employee agrees that this Agreement and the Change of Control Agreement constitute the entire agreement between Employee and the Company, and that this Agreement, and the Change of Control Agreement supersede any and all prior and/or contemporaneous written and/or oral agreements relating to Employee's employment with the Company and termination therefrom. Employee acknowledges that this Agreement may not be modified except by written document, signed by Employee and the General Counsel the Company.

     d. Employment Relationship. Employee acknowledges and agrees that his employment with the Company described in this letter is an at-will employment relationship, and that only the General Counsel of the Company may modify this provision, and any modification must be in writing signed by both parties.

     e. Taxes. Usual and customary withholding for tax purposes will be withheld from any payments made to Employee pursuant to this Agreement, to the extent required by law. All tax liability with respect to any and all payments or services received by Employee under this Agreement (other than employer withholding and employer payroll taxes) will be Employee's responsibility.

     f. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties have executed and agreed to this Employment Agreement on the dates provided below.

EMPLOYEE                            KELLOGG COMPANY

/s/ Alan Harris                             /s/ Carlos M. Gutierrez
__________________________          By:  ___________________________

Date: 9/22/03                       Date: 9/22/03